Exhibit 23.19

CONSENT

We hereby consent to (i) the references to us and the inclusion of our presentations to the Board of Directors of Enel Chile S.A. (“Enel Chile”), dated August 21, 2017, August 30, 2017 and October 26, 2017, as Annexes to the Registration Statement on Form F-4 of Enel Chile S.A. (Registration No. 333-221156), as amended (the “Registration Statement”), and the related prospectus, which is part of the Registration Statement, filed with the U.S. Securities and Exchange Commission (the “Commission”), and (ii) the references to such presentations in the Registration Statement and related prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

BTG PACTUAL CHILE S.A. CORREDORES DE BOLSA

By:	/s/ Hugo Césare Rubio
Name: Hugo Césare Rubio
Title: Head of Sales & Trading

By:	/s/ Cristian Ramírez Zapata
Name: Cristian Ramírez Zapata
Title: Operations Supervisor

January 31th, 2018